                                                                 EXHIBIT 11




                            STROUDS, INC.
                  COMPUTATION OF PER SHARE EARNINGS

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

                                            13 WEEKS ENDED          26 WEEKS ENDED
                                        ----------------------   ----------------------
                                        August 31,   August 26,  August 31,   August 26,
                                          1996         1995        1996         1995
(in thousands, except share data)       ---------    ---------   ---------    ---------
---------------------------------
Weighted average number of common
   shares outstanding                      8,519        8,364       8,516        8,346

Common Stock equivalents:
Shares applicable to Warrants based
   on average market for period              --           213         --           213
                                        ---------    ---------   ---------    ---------
Weighted average number of common
   and common equivalent shares
   outstanding, assuming full dilution     8,519        8,577       8,516        8,559
                                        =========    =========   =========    =========



Net income (loss)                       $   (337)    $    161    $ (1,015)    $    436
                                        =========    =========   =========    =========

Net income (loss) per common and
   common equivalent shares             $  (0.04)    $   0.02    $  (0.12)    $   0.05
                                        =========    =========   =========    =========

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Fully diluted net income (loss) per share is not presented since the amounts do not differ significantly from the primary net income per share presented.